UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2017 (January 19, 2017)

KOPPERS HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	1-32737	20-1878963
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

436 Seventh Avenue Pittsburgh, Pennsylvania		15219
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (412) 227-2001

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Following the receipt of the consent of the holders of a majority of the outstanding principal amount of the outstanding 7.875% Senior Notes due 2019 (the “Senior Notes”) of Koppers Inc., a wholly-owned subsidiary of Koppers Holdings Inc., in a previously announced tender offer and consent solicitation, on January 19, 2017, Koppers Inc. and certain of its subsidiaries entered into a Third Supplemental Indenture, dated as of January 19, 2017 (the “Supplemental Indenture”) to the Indenture, dated as of December 1, 2009 (as previously supplemented, the “Indenture”) governing the Senior Notes. The Supplemental Indenture amends the Indenture and the Senior Notes to, among other things, eliminate substantially all of the affirmative and restrictive covenants (other than, among other covenants, the covenant to pay interest and premium, if any, on, and principal of, the Senior Notes when due) and certain events of default and related provisions applicable to the Senior Notes. Except as amended by the Supplemental Indenture, all terms and conditions set forth in the Indenture and the Senior Notes remain in full force and effect.

Although the Supplemental Indenture was effective upon execution, the amendments to the Indenture and the Senior Notes set forth in the Supplemental Indenture will become operative only upon the initial date of acceptance for purchase by Koppers Inc. of Senior Notes validly tendered in its previously announced tender offer. Accordingly, the terms of the Supplemental Indenture will be null and void, and the terms of the Indenture will continue in full force and effect without any modification by the Supplemental Indenture, if such acceptance for purchase does not occur.

The foregoing is a summary of the material terms and conditions of the Supplemental Indenture and is not a complete discussion of the document. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Supplemental Indenture, which is filed as Exhibit 4.1 to this Current Report on Form 8-K and hereby incorporated by reference.

The terms and conditions of Koppers Inc.’s previously announced tender offer and consent solicitation are described in an Offer to Purchase and Consent Solicitation Statement, dated January 5, 2017 (the “Offer to Purchase”) and a related Consent and Letter of Transmittal, which have been sent to holders of Senior Notes. Koppers Inc.’s obligations to accept any Senior Notes tendered and to pay the applicable consideration for them are set forth solely in the Offer to Purchase and the related Consent and Letter of Transmittal. This Current Report on Form 8-K is not an offer to purchase, a solicitation of an offer to sell, or a solicitation of consents with respect to any securities. Koppers Inc.’s previously announced tender offer and consent solicitation are made only by, and pursuant to the terms of, the Offer to Purchase and the related Consent and Letter of Transmittal. Koppers Inc. is not making any recommendation in connection with its previously announced tender offer and consent solicitation. In addition, this Current Report on Form 8-K does not constitute a notice of redemption of the Senior Notes under the optional redemption provisions of the Indenture.

Item 3.03	Material Modification to Rights of Security Holders

(a) The information set forth under Item 1.01 is incorporated by reference into this Item 3.03.

Item 8.01.	Other Events.

On January 20, 2017, Koppers Holdings Inc. issued a press release announcing that its wholly-owned subsidiary, Koppers Inc., had successfully completed its consent solicitation with respect to the Notes.

A copy of the press release is attached to this Current Report on Form 8-K and is incorporated by reference into this Item 8.01.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed herewith:

4.1 Third Supplemental Indenture, dated as of January 19, 2017, among Koppers Inc., Koppers Holdings Inc., the subsidiary guarantors party thereto, and Wells Fargo Bank, National Association, as Trustee.

99.1 Press Release, dated January 20, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 20, 2017

KOPPERS HOLDINGS INC.

By:	/s/ Michael J. Zugay
Michael J. Zugay
Chief Financial Officer

EXHIBIT INDEX

Number	Description

4.1	Third Supplemental Indenture, dated as of January 19, 2017, among Koppers Inc., Koppers Holdings Inc., the subsidiary guarantors party thereto, and Wells Fargo Bank, National Association, as Trustee.

99.1	Press Release, dated January 20, 2017.